Exhibit 5.1

[Wisconsin Public Service Corporation Letterhead]

December 4, 2015

Wisconsin Public Service Corporation

700 North Adams Street

Green Bay, WI 54307

Ladies and Gentlemen:

As Director — Legal Services — Corporate and Finance of Wisconsin Public Service Corporation, a Wisconsin corporation (the “Company”), I am providing this opinion in connection with (a) the registration under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-3 (File No. 333-199909), which was declared effective on December 12, 2014 (the “Registration Statement”), of $500,000,000 of the Company’s senior debt securities and certain other securities and (b) the authorization and issuance by the Company of $250,000,000 aggregate principal amount of the Company’s Senior Notes, 1.650% Series Due December 4, 2018 (the “Senior Notes”) under an Indenture, dated as of December 1, 1998 (the “Original Indenture”), between the Company and U.S. Bank National Association (as successor to Firstar Bank Milwaukee, N.A., National Association), as trustee (the “Trustee”), as heretofore supplemented and as further supplemented by the Eleventh Supplemental Indenture, dated as of December 4, 2015 (together with the Original Indenture, the “Indenture”).

In the capacity described above, I have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Indenture; (iv) the form of the Senior Notes; (v) the Underwriting Agreement, dated December 1, 2015 (the “Underwriting Agreement”), between the Company and the several Underwriters named in Schedule A thereto providing for the issuance and sale of the Senior Notes to the Underwriters; (vi) resolutions of the Board of Directors of the Company; (vii) the order of the Public Service Commission of Wisconsin (the “PSCW”) authorizing the issuance of the Senior Notes and the terms thereof; and (viii) such other documents, and such matters of law, as I have deemed necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, I am of the opinion that:

1.  The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.  The Senior Notes have been duly authorized by the Company and the PSCW and (assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture), when executed and delivered pursuant to the Underwriting Agreement for the consideration provided therein, will have been duly executed, issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

I am a member of the bar of the State of Wisconsin and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement through its filing as an exhibit to a Current Report on Form 8-K filed by the Company and incorporated by reference therein. I also consent to the reference to my name under the heading “Legal Matters” in the preliminary prospectus supplement and the prospectus supplement constituting part of the Registration Statement, both dated December 1, 2015, relating to the Senior Notes. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Joshua M. Erickson
Joshua M. Erickson
Director – Legal Services – Corporate and Finance